UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2013 (December 9, 2013)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	333-180356 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

345 Park Avenue, 24th Floor, New York, NY 10154
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 20, 2013, RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into an agreement of purchase and sale (the “Purchase Agreement”) with WP Partners LLC (the “Seller”), a Washington limited liability company, which is not affiliated with the Company, RREEF America or any of their respective affiliates. On December 9, 2013, pursuant to the Assignment of Agreement of Purchase and Sale, by and between RREEF America and RPT Wallingford Plaza, LLC (“RPT Wallingford”), a Delaware limited liability company and indirect wholly owned subsidiary of the Company, RREEF America assigned its right, title and interest in and to the Purchase Agreement to the Company, through RPT Wallingford.
Pursuant to the terms of the Purchase Agreement, the Company has agreed to purchase a 30,761 square-foot multi-tenant mixed-use building on a 0.52 acre site in Seattle, Washington (the “Property”) for a gross purchase price of approximately $12.75 million, exclusive of closing costs. The purchase price includes a previously paid non-refundable deposit of $1,000,000.
The acquisition of the Property is subject to substantial conditions to closing, including, but not limited to, (1) the Seller’s satisfaction of all representations and warranties contained in the Purchase Agreement; (2) the absence of a material adverse change to the rent roll provided in the Purchase Agreement prior to the date of closing; (3) the receipt by the Company of certain tenant estoppels; (4) the completion of certain improvements at the Property prior to the date of closing, as described in the Purchase Agreement; and (5) the ability of the Company to obtain financing to fund the balance of the purchase price. There is no assurance that the Company will close the acquisition of the Property on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Julianna S. Ingersoll
Name:	Julianna S. Ingersoll
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: December 12, 2013